As filed with the Securities and Exchange Commission on April 15, 2010

Registration No. 333-36490

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Initial Depositor
(Exact name of registrant as specified in charter)

Utilities HOLDRSSM Trust
[Issuer with respect to the receipts]

Delaware (State or other jurisdiction of incorporation or organization)	6211 (Primary Standard Industrial Classification Code Number)	13-5674085 (I.R.S. Employer Identification Number)

One Bryant Park
New York, New York 10036
(212) 449-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
(212) 449-1000
Attn:  Corporate Secretary
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Andrew B. Jánszky, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

PROSPECTUS

1,000,000,000 Depositary Receipts

Utilities HOLDRSSM Trust

The Utilities HOLDRSSM Trust issues Depositary Receipts called Utilities HOLDRSSM representing your undivided beneficial ownership in the U.S.-traded common stock of a group of specified companies that, among other things, are involved in various segments of the utilities industry.  The Bank of New York Mellon is the trustee.  You only may acquire, hold or transfer Utilities HOLDRSSM in a round-lot amount of 100 Utilities HOLDRSSM or round-lot multiples.  Utilities HOLDRSSM are separate from the underlying deposited common stock that are represented by the Utilities HOLDRSSM.  For a list of the names and the number of shares of the companies that make up a Utilities HOLDRSM, see “Highlights of Utilities HOLDRS—The Utilities HOLDRS” in this prospectus.  The Utilities HOLDRSSM trust will issue Utilities HOLDRSSM on a continuous basis.

Investing in Utilities HOLDRSSM involves significant risks.  See “Risk Factors” starting on page 4.

Utilities HOLDRSSM  are neither interests in nor obligations of Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates.  Utilities HOLDRSSM  are not interests in The Bank of New York Mellon, as trustee.  Please see “Description of the Depositary Trust Agreement” in this prospectus for a more complete description of the duties and responsibilities of the trustee, including the obligation of the trustee to act without negligence or bad faith.

The Utilities HOLDRSSM  are listed on the NYSE Arca under the symbol “UTH.”  On April 5, 2010, the last reported sale price of the Utilities HOLDRSSM on the NYSE Arca was $95.67.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2010.

“HOLDRS” and “HOLding Company Depositary ReceiptS” are service marks of Bank of America Corporation.

TABLE OF CONTENTS

Page

SUMMARY	3
RISK FACTORS	4
HIGHLIGHTS OF UTILITIES HOLDRS	9
THE TRUST	16
DESCRIPTION OF UTILITIES HOLDRS	16
DESCRIPTION OF THE UNDERLYING SECURITIES	17
DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT	19
U.S. FEDERAL INCOME TAX CONSEQUENCES	23
ERISA CONSIDERATIONS	28
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	28
WHERE YOU CAN FIND MORE INFORMATION	28

This prospectus contains information you should consider when making your investment decision.  With respect to information about Utilities HOLDRS, you should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell Utilities HOLDRS in any jurisdiction where the offer or sale is not permitted.

The Utilities HOLDRS are not registered for public sale outside of the United States.  Non-U.S. receipt holders should refer to “U.S. Federal Income Tax Consequences—Non-U.S. receipt holders” and we recommend that non-U.S. receipt holders consult their tax advisors regarding U.S. withholding and other taxes which may apply to ownership of the Utilities HOLDRS or of the underlying securities through an investment in the Utilities HOLDRS.

 SUMMARY

The Utilities HOLding Company Depositary ReceiptS or HOLDRS Trust was formed under the depositary trust agreement, dated as of May 18, 2000, among The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Utilities HOLDRS.  The depositary trust agreement was amended on November 22, 2000.  The trust is not a registered investment company under the Investment Company Act of 1940.

The number of shares of each company’s common stock currently held by the trust with respect to each round-lot of Utilities HOLDRS is specified under “Highlights of Utilities HOLDRS—The Utilities HOLDRS.”  This group of common stock, and the securities of any company that may be added to Utilities HOLDRS, are collectively referred to in this prospectus as the common stock, the securities or the underlying securities.  The companies included in Utilities HOLDRS may change as a result of reconstitution events, distributions of securities by underlying issuers, or other events.  See “Description of the Depositary Trust Agreement—Reconstitution events” for an explanation of these events.  The Utilities HOLDRS are separate from the deposited underlying common stock that are represented by the Utilities HOLDRS.  On April 5, 2010, there were 1,022,900 Utilities HOLDRS outstanding.

RISK FACTORS

An investment in Utilities HOLDRS involves risks similar to investing directly in each of the underlying securities outside of the Utilities HOLDRS, including the risks associated with a concentrated investment in utilities companies.

General Risk Factors

•
Loss of investment.  Because the value of Utilities HOLDRS directly relates to the value of the underlying securities, you may lose all or a substantial portion of your investment in the Utilities HOLDRS if the underlying securities decline in value.

•	Discount trading price. Utilities HOLDRS may trade at a discount to the aggregate value of the underlying securities.

•
Ownership of only fractional shares in the underlying securities.  As a result of distributions of securities by companies included in the Utilities HOLDRS or other corporate events, such as mergers, a Utilities HOLDR may represent an interest in a fractional share of an underlying security.  You will only be entitled to voting, distribution and other beneficial ownership rights in the underlying securities in which you own only fractional shares to the extent that the depositary aggregates your fractional shares with the other fractional shares of such underlying securities included in the Utilities HOLDRS and passes on beneficial ownership rights, including distribution and voting rights, to you based on your proportional, fractional shares in the underlying securities.  In addition, if you surrender your Utilities HOLDRS to receive the underlying securities you will receive cash in lieu of your fractional shares.  You will not be entitled to any securities if your interest in an underlying security is only a fraction of a share.

•
Not necessarily representative of the utilities industry.  At the time of the initial offering, on June 22, 2000, the companies included in the Utilities HOLDRS were generally considered to be involved in various segments of the utilities industry; however, since the time of the initial offering, the companies included in the Utilities HOLDRS may not be involved in the utilities industry.  In this case, the Utilities HOLDRS may not consist of securities issued only by companies involved in the utilities industry.  In addition, the market price of the underlying securities and the Utilities HOLDRS may not necessarily follow the price movements of the entire utilities industry generally.  If the underlying securities decline in value, your investment in the Utilities HOLDRS will decline in value, even if securities prices of companies in the utilities industry generally increase in value.

•
Not necessarily comprised of solely utilities companies.  As a result of distributions of securities by companies included in the Utilities HOLDRS or other corporate events, such as mergers, securities of companies that are not currently included in the Utilities HOLDRS and that are not involved in the utilities industry may be included in the Utilities HOLDRS.  The securities of a new company will only be distributed from the Utilities HOLDRS if the securities have a different Standard & Poor’s Corporation (“Standard & Poor’s”) sector classification than any of the underlying issuers included in the Utilities HOLDRS at the time of the distribution or the corporate event or if the securities are not listed for trading on a U.S. national securities exchange.  As of January 2, 2002, Standard & Poor’s Corporation GICS sector classifications are based upon the Standard & Poor’s Global Industry Classification Standard (“GICS”) sectors.  As there are only 10 broadly defined GICS sector classifications, the use of Standard & Poor’s GICS sector classifications to determine whether a new company will be included in, or whether the securities of a new company are distributed from, the Utilities HOLDRS provides no assurance that each new company included in the Utilities HOLDRS will be involved in the utilities industry.  Since each GICS sector classification is defined very broadly, the securities of a new company could have the same GICS sector classification as a company currently included in the Utilities HOLDRS yet not be involved in the utilities industry.  In addition, the GICS sector classifications of securities included in the Utilities HOLDRS may change over time if the companies that issued these securities change their focus of operations resulting in a change to a GICS sector classification or if Standard & Poor’s alters the criteria it uses to determine GICS sector classifications, or both.  Therefore, additional GICS sector classifications may be represented in the Utilities HOLDRS which may also result in the inclusion in the Utilities HOLDRS of the securities of a new company that is not involved in the utilities industry.

•
No investigation of underlying securities.  The underlying securities initially included in the Utilities HOLDRS were selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated based on the market capitalization of issuers and the market liquidity of common stock in the utilities industry, without regard for the value, price performance, volatility or investment merit of the underlying securities.  The Utilities HOLDRS Trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and each of their respective affiliates, have not performed, and will not in the future perform, any investigation or review of the selected companies, including the public filings by the companies.  Investors and market participants should not conclude that the inclusion of a company is any form of investment recommendation by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective affiliates.

•
Loss of diversification.  As a result of industry developments, reorganizations, or market fluctuations affecting issuers of the underlying securities, Utilities HOLDRS may not necessarily be a diversified investment in the utilities industry.  In addition, reconstitution events, distributions of securities by an underlying issuer or other events, which may result in distributions of securities from, or the inclusion of additional securities in, Utilities HOLDRS may also reduce diversification.  As a result, Utilities HOLDRS may represent a concentrated investment in one or more of the underlying securities, which would reduce investment diversification and increase your exposure to the risks of concentrated investments.

•
Conflicting investment choices.  In order to sell one or more of the underlying securities individually, participate in a tender offer relating to one or more of the underlying securities, or participate in any form of stock repurchase program by an issuer of an underlying security, you will be required to cancel your Utilities HOLDRS and receive delivery of each of the underlying securities, including those underlying securities that you may not want to sell or are not subject to a tender offer or repurchase offer.  The cancellation of your Utilities HOLDRS will allow you to sell individual underlying securities or to deliver individual underlying securities in a tender offer or any form of stock repurchase program.  The cancellation of Utilities HOLDRS will involve payment of a cancellation fee to the trustee.

•
Trading halts.  Trading in Utilities HOLDRS on the NYSE Arca may be halted if  (i) the Utilities HOLDRS has fewer than the required number of record and/or beneficial holders for 30 or more consecutive trading days; (ii) the number of Utilities HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; (iii) the market value of all Utilities HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; or (iv) any other event shall occur or conditions exists which, in the opinion of the NYSE Arca, makes further dealings on the NYSE Arca inadvisable.  If trading is halted in Utilities HOLDRS, you will not be able to trade Utilities HOLDRS and you will only be able to trade the underlying securities if you cancel your Utilities HOLDRS and receive each of the underlying securities.

•
Delisting from the NYSE Arca.  The NYSE Arca may consider delisting the Utilities HOLDRS if (i) the Utilities HOLDRS has fewer than the required number of record and/or beneficial holders for 30 or more consecutive trading days; (ii) the number of Utilities HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; (iii) the market value of all Utilities HOLDRS issued and outstanding falls below levels prescribed by the NYSE Arca; or (iv) any other event shall occur or conditions exists which, in the opinion of the NYSE Arca, makes further listing of the Utilities HOLDRS on the NYSE Arca inadvisable.  If the Utilities HOLDRS are delisted by the NYSE Arca, a termination event will result unless the Utilities HOLDRS are listed for trading on another U.S. national securities exchange within five business days from the date the Utilities HOLDRS are delisted.

•
Possible conflicts of interest.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, selected the underlying securities that were originally included in the Utilities HOLDRS and may face possible conflicts of interest as Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may engage in investment banking or may provide other services for issuers of the underlying securities in connection with its business.

•
Delays in distributions.  The depositary trust agreement provides that the trustee will use its reasonable efforts to distribute any cash or other distributions paid in respect of the underlying securities to you as soon as practicable after receipt of such distribution.  You may, however, receive such cash or other distributions later than you would if you owned the underlying securities outside of the Utilities HOLDRS.  In addition, you will not be entitled to any interest on any distribution by reason of any delay in distribution by the depositary.

Risk Factors Specific to Companies Involved in the Utilities Industry

•
The stock prices of companies involved in the utilities industry have been and will likely continue to be volatile, which will directly affect the price volatility of the Utilities HOLDRS, and you could lose all or a substantial part of your investment.  The trading prices of the common stock of utilities companies included in the Utilities HOLDRS have been volatile.  These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

▪	general market fluctuations;

▪	actual or anticipated variations in companies’ quarterly operating results;

▪	announcements by utilities companies or their competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

▪	failure to integrate or realize projected benefits from acquisitions;

▪	unscheduled system downtime;

▪	changes in government regulations;

▪	changes in financial estimates by securities analysts;

▪	additions or departures of key personnel;

▪	fluctuations in quarterly and annual operating results; and

▪	difficulty in obtaining additional financing.

In addition, the trading prices of utilities stocks in general have experienced price and volume fluctuations.  These fluctuations often have been and may in the future be unrelated or disproportionate to the operating performance of these companies.  The valuations of many utilities stocks are high when measured by conventional valuation standards such as price to earnings and price to sales ratios.  Some of the companies do not, or in the future might not, have earnings.  As a result, these trading prices may decline substantially and valuations may not be sustained.  Any negative change in the public’s perception of the prospects of utilities companies, generally, could depress the stock prices of a utilities company regardless of utilities companies’ results.  Other broad market and industry factors may decrease the stock price of the utilities’ stocks, regardless of their operating results.  Market fluctuations, as well as general political and economic conditions such as recession, war or interest rate or currency rate fluctuations, also may decrease the market price of utilities stocks.

As a result of fluctuations in the trading prices of the companies included in the Utilities HOLDRS, the trading price of Utilities HOLDRS has fluctuated significantly.  The initial offering price of Utilities HOLDRS, on June 22, 2000, was $94.18, and during 2009, the price of a Utilities HOLDR reached a high of $102.00 and a low of $73.75.

•
Utilities companies whose securities are included in the Utilities HOLDRS may need additional financing, which may be difficult to obtain.  Failure to obtain necessary financing or doing so on unattractive terms could adversely affect development and marketing efforts and other operations of companies whose securities are included in the Utilities HOLDRS.  Companies whose securities are included in the Utilities HOLDRS may need to raise additional capital in order to fund the continued development and marketing of their products or to fund strategic acquisitions or investments.  Their ability to obtain additional financing will depend on a number of factors, including market conditions, operating performance and investor interest.  These factors may make the timing, amount, terms and conditions of any financing unattractive.  If adequate funds are not available or are not available on acceptable terms, companies whose securities are included in the Utilities HOLDRS may have to forego strategic acquisitions or investments, reduce or defer their development activities, delay their introduction of new products and services, or terminate operations completely.  Any of these actions may reduce the market price of stocks in the utilities industry.

•
The utilities industry is competitive and failure of a utilities company to maintain a customer base will adversely affect its operating results.  The operations of many utilities companies, which have traditionally been subject to limited competitive pressures, are now subject to increased pressures from others in the industry in supplying the energy needs of consumers.  Utilities companies may not successfully develop and maintain a loyal customer base and failure to do so could have a material adverse effect on their business.

•
Utilities companies are subject to extensive regulation by various federal, state or regional and local governmental agencies in the conduct of their business.  The sale, marketing and distribution of a utilities companies services are subject to regulation by all levels of governmental agencies including regulations on rate and marketing practices, environmental and development restrictions and regulations with respect to securities offerings.  Competitive pressures by new market participants and changing consumer demands have resulted in additional changes in the regulatory environment, such as new regulations allowing consumers a broader choice to select their utility provider.

The failure to obtain necessary government approvals, the restrictions contained in existing approvals, loss of or changes to previously obtained approvals or the failure to comply with regulatory requirements could result in fines, unanticipated expenditures, interruption of service and even criminal prosecution.  The success of a utilities company will depend, in part, upon obtaining and maintaining regulatory approval to offer its products and services and, once approved, complying with the continued review by regulatory agencies.

•
Many utilities companies are subject to laws relating to the protection of the environment.  The operations of many utilities companies are subject to extensive federal, state and local laws and regulations relating to the protection of the environment.  Many utilities companies are exposed to significant environmental costs and liabilities inherent in the industry of a utility company and there can be no assurance that significant costs and liabilities will not be incurred, including those relating to claims for damages to property and persons resulting from operations.  In addition, increasingly stringent federal, state or local environmental laws and regulations and enforcement policies will result in increased costs and liabilities.

•
The international operations of some utilities companies expose them to risks associated with instability and changes in economic, legal and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.  Many utilities companies have international development and exploration operations necessary to their businesses.  The risks of international business that the companies are exposed to include the following:

▪	volatility in general economic, social and political conditions;

▪	the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

▪	differing tax rates, tariffs, exchange controls or other similar restrictions;

▪	currency fluctuations;

▪
changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

▪	reduction in the number or capacity of personnel in international markets.

•
Many utilities companies are holding companies that rely on dividends from their subsidiaries as a substantial portion of their income and the right to receive dividends may be subordinate to the interests of third parties.  Many utilities companies are separate and distinct entities from their subsidiaries that operate utilities and they receive a large portion of their revenue in dividends from these subsidiaries.  The payment of dividends by these subsidiaries is subject to federal law restrictions as well as the laws of the respective state of incorporation.  In addition, the right of a parent utility company to participate in any distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  The ability of a utility company to receive dividends or other distributions may be unpredictable, and fluctuations in income may adversely affect your investment in the Utilities HOLDRS.

•
Some of the companies involved in the utilities industry are also engaged in other lines of business unrelated to the utilities industry, and they may experience problems with these lines of business which could adversely affect their operating results.  Some of the companies which comprise the Utilities HOLDRS have lines of business that do not relate to utilities activities and which may present additional risks not mentioned in this prospectus.  The operating results of these utilities companies may fluctuate as a result of these additional risks and events in the other lines of business, which may cause unusual volatility in the stock prices of these companies as compared to other utilities companies.  Despite a company’s possible success in the utilities business, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

•
Failure to integrate acquisitions could disrupt operations and prevent the realization of intended benefits.  Various utilities companies are active acquirers of other companies as part of their business plans.  There can be no assurance that many utilities companies will be able to integrate these acquired companies, which may result in failure to realize expected cost savings, increases in revenue and other projected benefits from such integration.  There can also be no assurance that these companies will be able to attract and retain qualified personnel from acquired businesses or be successful in integrating such personnel.  Furthermore, utilities companies may suffer material adverse short and long-term effects on operating results and financial condition as a result of such acquisitions.

HIGHLIGHTS OF UTILITIES HOLDRS

This discussion highlights information regarding Utilities HOLding Company Depositary ReceiptS.  We present certain information more fully in the rest of this prospectus.  You should read the entire prospectus carefully before you purchase Utilities HOLDRS.

Issuer	Utilities HOLDRS Trust.

The trust
The Utilities HOLDRS Trust was formed under the depositary trust agreement, dated as of May 18, 2000, among The Bank of New York Mellon, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, other depositors and the owners of the Utilities HOLDRS.  The depositary trust agreement was amended on November 22, 2000.  The trust is not a registered investment company under the Investment Company Act of 1940.

Initial depositor	Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Trustee
The Bank of New York Mellon, a New York state-chartered banking organization, is the trustee and receives compensation as set forth in the depositary trust agreement.  The trustee is responsible for receiving deposits of underlying securities and delivering Utilities HOLDRS representing the underlying securities issued by the trust.  The trustee holds the underlying securities on behalf of the holders of Utilities HOLDRS.

Purpose of Utilities	Utilities HOLDRS were designed to achieve the following:

HOLDRS
Diversification.  Utilities HOLDRS were initially designed to allow you to diversify your investments in the utilities industry through a single, exchange- listed instrument representing your undivided beneficial ownership of the underlying securities.  See “Risk Factors—General Risk Factors.”

Flexibility.  The beneficial owners of Utilities HOLDRS have undivided beneficial ownership interests in each of the underlying securities represented by the Utilities HOLDRS, and can cancel their Utilities HOLDRS to receive each of the underlying securities represented by the Utilities HOLDRS.

Transaction costs.  The expenses associated with buying and selling Utilities HOLDRS in the secondary market are expected to be less than separately buying and selling each of the underlying securities in a traditional brokerage account with transaction-based charges.

Trust assets
The trust holds shares of common stock issued by specified companies that, when initially selected, were involved in the utilities industry.  Except when a reconstitution event, distribution of securities by an underlying issuer or other event occurs, the underlying securities will not change and the securities of a new company will not be added to the securities underlying the Utilities HOLDRS.  Reconstitution events are described in this prospectus under the heading “Description of the Depositary Trust Agreement—Distributions” and “Reconstitution events.”

The trust’s assets may increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities during the life of the trust.

The Utilities HOLDRS
The trust has issued, and may continue to issue, Utilities HOLDRS that represent an undivided beneficial ownership interest in the shares of common stock that are held by the trust on your behalf.  The Utilities HOLDRS themselves are separate from the underlying securities that are represented by the Utilities HOLDRS.

The following table provides:

•	the names of the issuers of the underlying securities currently represented by a Utilities HOLDR;

•	the stock ticker symbols;

•	the share amounts currently represented by a round-lot of 100 Utilities HOLDRS; and

•	the principal U.S. market on which the shares of common stock of the selected companies are traded.

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14.0000	NYSE
CenterPoint Energy, Inc.	CNP	13.0000	NYSE
Consolidated Edison, Inc.	ED	9.0000	NYSE
Dominion Resources, Inc.	D	22.0000	NYSE
Duke Energy Corporation	DUK	30.0000	NYSE
Dynegy, Inc.	DYN	12.0000	NYSE
Edison International	EIX	15.0000	NYSE
El Paso Corporation	EP	10.0000	NYSE
Entergy Corporation	ETR	10.0000	NYSE
Exelon Corporation	EXC	30.0000	NYSE
FirstEnergy Corporation	FE	10.0000	NYSE
FPL Group, Inc.	FPL	16.0000	NYSE
PG&E Corporation	PCG	17.0000	NYSE
Progress Energy, Inc.	PGN	7.0000	NYSE
Public Service Enterprise Group, Inc.	PEG	20.0000	NYSE
RRI Energy, Inc.	RRI	10.2518	NYSE
The Southern Company	SO	29.0000	NYSE
The Williams Companies, Inc.	WMB	20.0000	NYSE

The companies whose securities were initially included in the Utilities HOLDRS at the time Utilities HOLDRS were originally issued on June 22, 2000 were generally considered to be among the largest and most liquid companies with U.S.-traded securities involved in the utilities industry, as measured by market capitalization and trading volume on May 2, 2000.  The market capitalization of a company is determined by multiplying the market price of its securities by the number of its outstanding securities.

The trust will only issue and cancel, and you may only obtain, hold, trade or surrender, Utilities HOLDRS in a round-lot of 100 Utilities HOLDRS and round-lot multiples.  The trust will only issue Utilities HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Utilities HOLDRS.  In the event that a fractional share comes to be represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities

HOLDRS.

The number of outstanding Utilities HOLDRS will increase and decrease as a result of in-kind deposits and withdrawals of the underlying securities.  The trust will stand ready to issue additional Utilities HOLDRS on a continuous basis when an investor deposits the required shares of common stock with the trustee.

Purchases	You may acquire Utilities HOLDRS in two ways:

•	through an in-kind deposit of the required number of shares of common stock of the underlying issuers with the trustee; or

•	through a cash purchase in the secondary trading market.

Issuance and cancellation fees
If you wish to create Utilities HOLDRS by delivering to the trust the requisite shares of common stock represented by a round-lot of 100 Utilities HOLDRS, The Bank of New York Mellon, as trustee, will charge you an issuance fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS.  If you wish to cancel your Utilities HOLDRS and withdraw your underlying securities, The Bank of New York Mellon, as trustee, will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS.

Commissions
If you choose to deposit underlying securities in order to receive Utilities HOLDRS, you will be responsible for paying any sales commission associated with your purchase of the underlying securities that is charged by your broker in addition to the issuance fee, charged by the trustee that is described above.

Custody fees
The Bank of New York Mellon, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS, to be deducted from any cash dividend or other cash distributions on underlying securities received by the trust.  With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Rights relating to Utilities HOLDRS
You have the right to withdraw the underlying securities upon request by delivering a round-lot or integral multiple of a round-lot of Utilities HOLDRS to the trustee, during the trustee’s business hours, and paying the cancellation fees, taxes and other charges.  You should receive the underlying securities no later than the business day after the trustee receives a proper notice of cancellation.  The trustee will not deliver fractional shares of underlying securities.  To the extent that any cancellation of Utilities HOLDRS would otherwise require the delivery of a fractional share, the trustee will sell the fractional share in the market and the trust, in turn, will deliver cash in lieu of such fractional share.  Except with respect to the right to vote for dissolution of the trust, the Utilities HOLDRS themselves will not have voting rights.

Rights relating to the underlying securities
Utilities HOLDRS represents your beneficial ownership of the underlying securities.  Owners of Utilities HOLDRS have the same rights and privileges as if they owned the underlying securities beneficially in “street name” outside of Utilities HOLDRS.  These include the right to instruct the trustee to vote the underlying securities, to receive any dividends and other distributions on the underlying securities that are declared and paid to the trustee by an issuer of an underlying security, the right to pledge Utilities HOLDRS and the right to surrender Utilities HOLDRS to receive the underlying securities. Utilities HOLDRS does not change your beneficial ownership in the underlying securities under United States federal securities laws, including sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, you have the same obligations to file insider trading reports that you would have if you held the underlying securities outside of Utilities HOLDRS. However, due to the nature of Utilities HOLDRS, you will not be able to participate in any dividend reinvestment program of an issuer of underlying securities unless you cancel your Utilities HOLDRS (and pay the applicable fees) and receive all of the underlying securities.

A holder of Utilities HOLDRS is not a registered owner of the underlying securities.  In order to become a registered owner, a holder of Utilities HOLDRS would need to surrender their Utilities HOLDRS, pay the applicable fees and expenses, receive all of the underlying securities and follow the procedures established by the issuers of the underlying securities for registering their securities in the name of such holder.

You retain the right to receive any reports and communications that the issuers of underlying securities are required to send to beneficial owners of their securities.  As such, you will receive such reports and communications from the broker through which you hold your Utilities HOLDRS in the same manner as if you beneficially owned your underlying securities outside of Utilities HOLDRS in “street name” through a brokerage account.  The trustee will not attempt to exercise the right to vote that attaches to, or give a proxy with respect to, the underlying securities other than in accordance with your instructions.

The depositary trust agreement entitles you to receive, subject to certain limitations and net of any fees and expenses of the trustee, any distributions of cash (including dividends), securities or property made with respect to the underlying securities.  However, any distribution of securities by an issuer of underlying securities will be deposited into the trust and will become part of the underlying securities unless the distributed securities are not listed for trading on a U.S. national securities exchange or the distributed securities have a Standard & Poor’s GICS sector classification that is different from the GICS sector classifications represented by the companies included in the Utilities HOLDRS at the time of the distribution.  In addition, if the issuer of underlying securities offers rights to acquire additional underlying securities or other securities, the rights may be distributed to you, may be disposed of for your benefit, or may lapse.

There may be a delay between the time any cash or other distribution is received by the trustee with respect to the underlying securities and the time such cash or other distributions are distributed to you.  In addition, you are not entitled to any interest on any distribution by reason of any delay in distribution by the trustee.  If any tax or other governmental charge becomes due with respect to Utilities HOLDRS or any underlying securities, you will be responsible for paying that tax or governmental charge.

If you wish to participate in a tender offer for any of the underlying securities, or any form of stock repurchase program by an issuer of an underlying security, you must surrender your Utilities HOLDRS (and pay the applicable fees and expenses) and receive all of your underlying securities in exchange for your Utilities HOLDRS, including those securities not subject to a tender offer or repurchase offer. For specific information about obtaining your underlying securities, you should read the discussion under the caption “Description of the Depositary Trust Agreement Withdrawal of underlying securities.”

Ownership rights in fractional shares in the underlying securities
As a result of distributions of securities by companies included in the Utilities HOLDRS or other corporate events, such as mergers, a Utilities HOLDR may represent an interest in a fractional share of an underlying security.  You are entitled to receive distributions proportionate to your fractional shares.

In addition, you are entitled to receive proxy materials and other shareholder communications and you are entitled to exercise voting rights proportionate to your fractional shares.  The trustee will aggregate the votes of all of the share fractions represented by Utilities HOLDRS and will vote the largest possible number of whole shares.  If, after aggregation, there is a fractional remainder, this fraction will be ignored, because the issuer will only recognize whole share votes.  For example, if 100,001 round-lots of 100 Utilities HOLDRS are outstanding and each round-lot of 100 Utilities HOLDRS represents 1.75 shares of an underlying security, there will be 175,001.75 votes of the underlying security represented by Utilities HOLDRS.

If holders of 50,000 round-lots of 100 Utilities HOLDRS vote their underlying securities “yes” and holders of 50,001 round-lots of 100 Utilities HOLDRS vote their underlying securities “no,” there will be 87,500 affirmative votes and 87,501.75 negative votes.  The trustee will ignore the .75 negative votes and will deliver to the issuer 87,500 affirmative votes and 87,501 negative votes.

Reconstitution events	The depositary trust agreement provides for the automatic distribution of underlying securities from the Utilities HOLDRS to you in the following four circumstances:

A.	If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Exchange Act, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

B.	If the Securities and Exchange Commission (the “SEC”) finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

C.	If the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration received from the acquiring company to the beneficial owners of Utilities HOLDRS; provided that any securities received as consideration will be distributed only if the distributed securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the

Utilities HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange. In any other case, the additional securities received will be deposited into the trust.

D.	If an issuer’s underlying securities are delisted from trading on a U.S. national securities exchange and are not listed for trading on another U.S. national securities exchange within five business days from the date the securities are delisted.

To the extent a distribution of underlying securities from the Utilities HOLDRS is required as a result of a reconstitution event, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

In addition, securities of a new company will be added to the Utilities HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities have a Standard & Poor’s GICS sector classification that is different from the GICS sector classification of any other security then included in the Utilities HOLDRS or if the securities received are not listed for trading on a U.S. national securities exchange.

It is anticipated that, as a result of the broadly defined Standard & Poor’s GICS sectors, most distributions or exchanges of securities will result in the inclusion of new securities in the Utilities HOLDRS.  The trustee will review the publicly available information that identifies the Standard & Poor’s GICS sector classifications of securities to determine whether securities received as a result of a distribution by an underlying issuer or as consideration for securities included in the Utilities HOLDRS will be included in Utilities HOLDRS or distributed to you.

Standard & Poor’s sector classifications
Standard & Poor’s Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria.  The GICS classification standards were exclusively effective as of January 2, 2002.  There are 10 Standard & Poor’s GICS sector classifications and each class of publicly traded securities of a company are each given only one GICS sector classification.  The securities included in the Utilities HOLDRS are currently represented in the Utilities GICS sector.  The Standard & Poor’s GICS sector classifications of the securities included in the Utilities HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor’s alters the criteria it uses to determine GICS sectors, or both.

Termination events	A.	The Utilities HOLDRS are delisted from the NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Utilities HOLDRS are delisted.

	B.	The trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, of its intent to resign.

C.	Beneficial owners of at least 75% of outstanding Utilities HOLDRS vote to dissolve and liquidate the trust.

If a termination event occurs, the trustee will distribute the underlying securities as promptly as practicable after the termination event.

Upon termination of the depositary trust agreement and prior to distributing the underlying securities to you, the trustee will charge you a cancellation fee of up to $10.00 per round-lot of 100 Utilities HOLDRS surrendered, along with any taxes or other governmental charges, if any.

U.S. federal income tax consequences
The U.S. federal income tax laws will treat a U.S. Holder of Utilities HOLDRS as directly owning the underlying securities.  The Utilities HOLDRS themselves will not result in any U.S. federal income tax consequences separate from the tax consequences associated with ownership of the underlying securities.  See “U.S. Federal Income Tax Consequences.”

Listing	The Utilities HOLDRS are listed on the NYSE Arca under the symbol “UTH.”

Trading	Investors are only able to acquire, hold, transfer and surrender a round-lot of 100 Utilities HOLDRS. Bid and ask prices, however, are quoted per single Utilities HOLDR.

Clearance and settlement
Utilities HOLDRS have been issued only in book- entry form.  Utilities HOLDRS are evidenced by one or more global certificates that the trustee has deposited with The Depository Trust Company, referred to as DTC.  Transfers within DTC will be in accordance with DTC’s usual rules and operating procedures.  For further information see “Description of Utilities HOLDRS.”

THE TRUST

General.  This discussion highlights information about the Utilities HOLDRS Trust.  You should read this information, information about the depositary trust agreement, the depositary trust agreement and the amendment to the depositary trust agreement, in addition to the other information included in this prospectus and the publicly available information about the issuers of the underlying securities, before you purchase Utilities HOLDRS.  The material terms of the depositary trust agreement are described in this prospectus under the heading “Description of the Depositary Trust Agreement.”

The Utilities HOLDRS Trust.  The trust was formed pursuant to the depositary trust agreement, dated as of May 18, 2000.  The depositary trust agreement was amended on November 22, 2000.  The Bank of New York Mellon is the trustee.  The Utilities HOLDRS Trust is not a registered investment company under the Investment Company Act of 1940.

The Utilities HOLDRS Trust is intended to hold deposited shares for the benefit of owners of Utilities HOLDRS.  The trustee will perform only administrative and ministerial acts.  The property of the trust consists of the underlying securities and all monies or other property, if any, received by the trustee.  The trust will terminate on December 31, 2040, or earlier if a termination event occurs.

 DESCRIPTION OF UTILITIES HOLDRS

The trust has issued Utilities HOLDRS under the depositary trust agreement described in this prospectus under the heading “Description of the Depositary Trust Agreement.”  The trust may issue additional Utilities HOLDRS on a continuous basis when an investor deposits the requisite underlying securities with the trustee.

You may only acquire, hold, trade and surrender Utilities HOLDRS in a round-lot of 100 Utilities HOLDRS and round-lot multiples.  The trust will only issue Utilities HOLDRS upon the deposit of the whole shares of underlying securities that are represented by a round-lot of 100 Utilities HOLDRS.  In the event of a stock split, reverse stock split or other distribution by the issuer of an underlying security that results in a fractional share becoming represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities HOLDRS.

Utilities HOLDRS will represent your individual and undivided beneficial ownership interest in the common stock of the specified underlying securities.  The companies selected as part of this receipt program are listed above in the section entitled “Highlights of Utilities HOLDRS—The Utilities HOLDRS.”

Beneficial owners of Utilities HOLDRS will have the same rights and privileges as they would have if they beneficially owned the underlying securities in “street name” outside of the trust.  These include the right of investors to instruct the trustee to vote the underlying common stock, and to receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee by an issuer of an underlying security, as well as the right to cancel Utilities HOLDRS to receive the underlying securities.  See “Description of the Depositary Trust Agreement.”  Utilities HOLDRS are not intended to change your beneficial ownership in the underlying securities under federal securities laws, including sections 13(d) and 16(a) of the Exchange Act.

The trust will not publish or otherwise calculate the aggregate value of the underlying securities represented by a receipt.  Utilities HOLDRS may trade in the secondary market at prices that are lower than the aggregate value of the corresponding underlying securities.  If, in such case, an owner of Utilities HOLDRS wishes to realize the dollar value of the underlying securities, that owner will have to cancel the Utilities HOLDRS.  Such cancellation will require payment of fees and expenses as described in “Description of the Depositary Trust Agreement—Withdrawal of underlying securities.”

Utilities HOLDRS are evidenced by one or more global certificates that the trustee has deposited with DTC and registered in the name of Cede & Co., as nominee for DTC.  Utilities HOLDRS are available only in book-entry form.  Owners of Utilities HOLDRS may hold their Utilities HOLDRS through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

 DESCRIPTION OF THE UNDERLYING SECURITIES

Selection criteria.  The underlying securities initially included in the Utilities HOLDRS were the shares of common stock of a group of specified companies that, at the time of selection, were involved in various aspects of the utilities industry on a regional level and whose common stock was registered under section 12 of the Exchange Act.  The issuers of the underlying securities were, at the time of selection, among the largest capitalized and most liquid companies involved in the utilities industry as measured by market capitalization and trading volume.  As a result of a reconstitution event, a distribution of securities by an underlying issuer or other event, the companies whose common stock is included in the Utilities HOLDRS may no longer meet the initial selection criteria and may no longer consist exclusively of securities issued by companies involved in the utilities industry.

Underlying securities.  For a list of the underlying securities represented by Utilities HOLDRS, please refer to “Highlights of Utilities HOLDRS—The Utilities HOLDRS.”  The underlying securities may change as a result of a reconstitution event, a distribution of securities by an underlying issuer or other event.

No investigation.  The trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any affiliate of these entities, have not performed any investigation or review of the selected companies, including the public filings by the companies.  Accordingly, before you acquire Utilities HOLDRS, you should consider publicly available financial and other information about the issuers of the underlying securities.  See “Risk Factors” and “Where You Can Find More Information.”  Investors and market participants should not conclude that the inclusion of a company in the list is any form of investment recommendation of that company by the trust, the trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the selling group or any of their respective affiliates.

General background and historical information.  For a brief description of the business of each of the issuers of the underlying securities and monthly pricing information showing the historical performance of each underlying issuer’s securities see “Annex A.”

The following table and graph set forth the composite performance of all of the underlying securities currently represented by a single Utilities HOLDR, measured at the close of the business day as of the end of each month from January 30, 1998 to March 31, 2010.  The performance table and graph data are adjusted for any splits that may have occurred over the measurement period.  Past performance of the underlying securities are not necessarily indicative of future values.

1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price
January 30	64.43	January 29	71.49	January 31	64.49	January 31	82.28
February 27	65.97	February 26	68.65	February 29	59.96	February 28	88.36
March 31	70.73	March 31	68.55	March 31	62.39	March 30	88.55
April 30	68.73	April 30	73.97	April 28	68.92	April 30	96.30
May 29	68.74	May 28	78.38	May 31	72.79	May 31	94.84
June 30	70.72	June 30	72.48	June 30	68.56	June 29	86.56
July 31	67.17	July 30	71.29	July 31	70.90	July 31	85.10
August 31	68.56	August 31	71.35	August 31	80.17	August 31	84.28
September 30	73.72	September 30	67.34	September 29	89.02	September 28	77.97
October 30	72.65	October 29	68.49	October 31	87.99	October 31	79.31
November 30	73.12	November 30	61.98	November 30	89.48	November 30	76.92
December 31	74.86	December 31	60.32	December 29	94.17	December 31	79.67

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price
January 31	76.28	January 31	57.47	January 30	74.04	January 31	88.24
February 28	75.85	February 28	55.10	February 27	74.93	February 28	89.09
March 28	83.84	March 31	57.65	March 31	75.97	March 31	89.73
April 30	82.98	April 30	61.85	April 30	72.47	April 29	92.32
May 31	75.23	May 30	68.02	May 28	72.95	May 31	92.01
June 28	70.61	June 30	69.04	June 30	73.40	June 30	97.43
July 31	61.73	July 31	64.53	July 30	74.75	July 29	100.25
August 30	62.38	August 29	65.53	August 31	77.29	August 31	100.47
September 30	55.51	September 30	68.49	September 30	77.38	September 30	104.97
October 31	56.26	October 31	68.88	October 29	80.69	October 31	98.16
November 29	56.62	November 28	68.38	November 30	84.34	November 30	97.48
December 31	59.08	December 31	72.80	December 31	86.78	December 30	98.60

2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price
January 31	101.09	January 31	114.62	January 31	127.23	January 30	93.84
February 28	100.70	February 28	119.44	February 29	122.14	February 27	82.38
March 31	95.91	March 30	125.49	March 31	124.31	March 31	83.50
April 28	96.93	April 30	131.77	April 30	131.94	April 30	83.76
May 31	97.97	May 31	132.77	May 30	135.10	May 29	86.98
June 30	99.43	June 29	125.65	June 30	134.80	June 30	90.97
July 31	103.87	July 31	121.34	July 31	124.36	July 31	93.20
August 31	106.27	August 31	123.31	August 29	122.34	August 31	93.07
September 29	104.25	September 28	128.38	September 30	108.07	September 30	94.00
October 31	109.99	October 31	137.32	October 31	95.77	October 30	90.61
November 30	113.05	November 30	136.27	November 28	97.30	November 30	94.32
December 29	114.71	December 31	136.36	December 31	95.36	December 31	98.51

2010	Closing Price
January 29	93.47
February 26	91.26
March 31	94.37

DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

General.  The depositary trust agreement, dated as of May 18, 2000, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of New York Mellon, as trustee, other depositors and the owners of the Utilities HOLDRS, provides that Utilities HOLDRS will represent an owner’s undivided beneficial ownership interest in the common stock of the underlying companies.  The depositary trust agreement was amended on November 22, 2000 to modify the reconstitution events, as described below.

The trustee.  The Bank of New York Mellon serves as trustee for Utilities HOLDRS.  On July 1, 2007, the Bank of New York Company, Inc. and Mellon Financial Corporation merged into The Bank of New York Mellon Corporation or The Bank of New York Mellon.  The Bank of New York Mellon, a New York state-chartered banking organization, is a provider of financial services for institutions, corporations and high net-worth individuals, providing asset and wealth management, asset servicing, issuer services, clearing and execution services and treasury services.

Issuance, transfer and surrender of Utilities HOLDRS.  You may create and cancel Utilities HOLDRS only in round-lots of 100 Utilities HOLDRS.  You may create Utilities HOLDRS by delivering to the trustee the requisite underlying securities.  The trust will only issue Utilities HOLDRS upon the deposit of the whole shares represented by a round-lot of 100 Utilities HOLDRS.  In the event that a fractional share comes to be represented by a round-lot of Utilities HOLDRS, the trust may require a minimum of more than one round-lot of 100 Utilities HOLDRS for an issuance so that the trust will always receive whole share amounts for issuance of Utilities HOLDRS.  Similarly, you must surrender Utilities HOLDRS in integral multiples of 100 Utilities HOLDRS to withdraw deposited shares from the trust.  The trustee will not deliver fractional shares of underlying securities, and to the extent that any cancellation of Utilities HOLDRS would otherwise require the delivery of fractional shares, the trust will deliver cash in lieu of such shares.  You may request withdrawal of your deposited shares during the trustee’s normal business hours.  The trustee expects that in most cases it will deliver your deposited shares within one business day of your withdrawal request.

Voting rights.  You will receive proxy soliciting materials provided by issuers of the deposited shares so as to permit you to give the trustee instructions as to how to vote on matters to be considered at any annual or special meetings held by issuers of the underlying securities.

Under the depositary trust agreement, any beneficial owner of Utilities HOLDRS, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, owning Utilities HOLDRS for its own proprietary account as principal, will have the right to vote to dissolve and liquidate the trust.

Distributions.  You will be entitled to receive, net of trustee fees, distributions of cash, including dividends, securities or property, if any, made with respect to the underlying securities.  The trustee will use its reasonable efforts to ensure that it distributes these distributions as promptly as practicable after the date on which it receives the distribution.  Therefore, you may receive your distributions substantially later than you would have had you held the underlying securities directly.  Any distributions of securities by an issuer of underlying securities will be deposited into the trust and will become part of the Utilities HOLDRS unless such securities are not listed for trading on a U.S. national securities exchange or such securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities in the Utilities HOLDRS at the time of the distribution of such securities.  In addition, if the issuer of underlying securities offers rights to acquire additional underlying securities or other securities, the rights will be distributed to you through the trustee, if practicable, and if the rights and the securities that those rights relate to are exempt from registration or are registered under the Securities Act of 1933, as amended (the “Securities Act”).  Otherwise, if practicable, the rights will be disposed of and the net proceeds distributed to you by the trustee.  In all other cases, the rights will lapse.

You will be obligated to pay any tax or other charge that may become due with respect to Utilities HOLDRS.  The trustee may deduct the amount of any tax or other governmental charge from a distribution before making payment to you.  In addition, the trustee will deduct its quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS from quarterly dividends, if any, paid to the trustee by the issuers of the underlying securities.  With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.

Record dates.  With respect to dividend payments and voting instructions, the trustee expects to fix the trust’s record dates as close as possible to the record date fixed by the issuer of the underlying securities.

Shareholder communications.  The trustee promptly will forward to you all shareholder communications that it receives from issuers of the underlying securities.

Withdrawal of underlying securities.  You may surrender your Utilities HOLDRS and receive underlying securities during the trustee’s normal business hours and upon the payment of applicable fees, taxes or governmental charges, if any.  You should receive your underlying securities no later than the business day after the trustee receives your request.  If you surrender Utilities HOLDRS in order to receive underlying securities, you will pay to the trustee a cancellation fee of up to $10.00 per round-lot of 100 Utilities HOLDRS.

Further issuances of Utilities HOLDRS.  The depositary trust agreement provides for further issuances of Utilities HOLDRS on a continuous basis without your consent.

Reconstitution events.  The depositary trust agreement provides for the automatic distribution of underlying securities from Utilities HOLDRS to you in the following four circumstances:

A.
If an issuer of underlying securities no longer has a class of common stock registered under section 12 of the Exchange Act, then its securities will no longer be an underlying security and the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

B.
If the SEC finds that an issuer of underlying securities should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trustee will distribute the shares of that company to the owners of the Utilities HOLDRS.

C.
If the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Utilities HOLDRS; provided that any securities received as consideration will be distributed only if the distributed securities have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Utilities HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange.  In any other case, the additional securities received as consideration will be deposited into the trust.

D.
If an issuer’s underlying securities are delisted from trading on a U.S. national securities exchange and are not listed for trading on another U.S. national securities exchange within five business days from the date such securities are delisted.

To the extent a distribution of underlying securities is required as a result of a reconstitution event, the trustee will deliver the underlying security to you as promptly as practicable after the date that the trustee has knowledge of the occurrence of a reconstitution event.

As provided in the depositary trust agreement, securities of a new company will be added to the Utilities HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, such as a merger, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a different Standard & Poor’s GICS sector classification than any of the underlying securities represented in the Utilities HOLDRS or if the securities received are not listed for trading on a U.S. national securities exchange.

It is anticipated that, as a result of the broadly defined Standard & Poor’s GICS sectors, most distributions or exchanges of securities will result in the inclusion of new securities in the Utilities HOLDRS.  The trustee will review the Standard & Poor’s GICS sector classifications of securities to determine whether securities received as a result of a distribution by an underlying issuer or as consideration for securities will be included in the Utilities HOLDRS or distributed from the Utilities HOLDRS to you.

Standard & Poor’s sector classifications.  Standard & Poor’s Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria.  There are 10 Standard & Poor’s GICS sector classifications and each class of publicly traded securities of a company is given only one GICS sector classification.  The securities included in the Utilities HOLDRS are currently represented in the Utilities GICS sector.  The Standard & Poor’s GICS sector classifications of the securities included in the Utilities HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor’s alters the criteria it uses to determine GICS sectors, or both.

Termination of the trust.  The trust will terminate if the trustee resigns and no successor trustee is appointed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, within 60 days from the date the trustee provides notice to the initial depositor of its intent to resign.  Upon termination, the beneficial owners of Utilities HOLDRS will surrender their Utilities HOLDRS as provided in the depositary trust agreement, including payment of any fees of the trustee or applicable taxes or governmental charges due in connection with delivery to the owners of the underlying securities.  The trust also will terminate if Utilities HOLDRS are delisted from the NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Utilities HOLDRS are delisted.  Finally, the trust will terminate if 75% of the owners of outstanding Utilities HOLDRS, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, vote to dissolve and liquidate the trust.

If a termination event occurs, the trustee will distribute the underlying securities to you as promptly as practicable after the termination event occurs.

Amendment of the depositary trust agreement.  The trustee and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial depositor, may amend any provisions of the depositary trust agreement without the consent of any other depositor or any of the owners of the Utilities HOLDRS.  Promptly after the execution of any amendment to the agreement, the trustee must furnish or cause to be furnished written notification of the substance of the amendment to each owner of Utilities HOLDRS.  Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of Utilities HOLDRS will not become effective until 30 days after notice of the amendment is given to the owners of Utilities HOLDRS.

Issuance and cancellation fees.  If you wish to create Utilities HOLDRS by delivering to the trust the requisite underlying securities, the trustee will charge you an issuance fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS.  If you wish to cancel your Utilities HOLDRS and withdraw your underlying securities, the trustee will charge you a cancellation fee of up to $10.00 for each round-lot of 100 Utilities HOLDRS issued.  The trustee may negotiate either of these fees depending on the volume, frequency and size of the issuance or cancellation transactions.

Commissions.  If you choose to create Utilities HOLDRS you will be responsible for paying any sales commissions associated with your purchase of the underlying securities that is charged by your broker, whether it be Merrill Lynch, Pierce, Fenner & Smith Incorporated or another broker, in addition to the issuance fee described above.

Custody fees.  The Bank of New York Mellon, as trustee and as custodian, will charge you a quarterly custody fee of $2.00 for each round-lot of 100 Utilities HOLDRS to be deducted from any dividend payments or other cash distributions on underlying securities received by the trustee.  With respect to the aggregate custody fee payable in any calendar year for each Utilities HOLDR, the trustee will waive that portion of the fee which exceeds the total cash dividends and other cash distributions received, or to be received, and payable with respect to such calendar year.  The trustee cannot recapture unpaid custody fees from prior years.

Address of the trustee.  The Bank of New York Mellon, ADR Division, 101 Barclay Street, New York, New York 10286.

Governing law.  The depositary trust agreement and the Utilities HOLDRS are governed by the laws of the State of New York.  The trustee will provide the depositary trust agreement to any owner of the underlying securities free of charge upon written request.

Duties and immunities of the trustee.  The trustee assumes no responsibility or liability for, and makes no representations as to, the validity or sufficiency, or as to the accuracy of the recitals, if any, set forth in the Utilities HOLDRS.

The trustee has undertaken to perform only those duties as are specifically set forth in the depositary trust agreement.  Subject to the preceding sentence, the trustee will be liable for its own negligence or misconduct except for good faith errors in judgment so long as the trustee was not negligent in ascertaining the relevant facts.

U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion represents the opinion of Shearman & Sterling LLP, our special U.S. federal income tax counsel, as to the principal U.S. federal income tax consequences relating to the Utilities HOLDRS for receipt holders.  A “U.S. receipt holder” is a receipt holder that is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if either (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. receipt holder” is a receipt holder that is an individual, a corporation, an estate or a trust that is neither a U.S. receipt holder nor a partnership (or entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Utilities HOLDRS, the tax treatment of the partnership and each partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships acquiring Utilities HOLDRS, and partners in such partnerships, should consult their tax advisors.

This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis.  The discussion does not deal with all U.S. federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as (without limitation) tax-exempt entities, banks, U.S. receipt holders that directly or indirectly own 10% or more of the voting stock of an issuer of the underlying securities, dealers in securities, U.S. receipt holders whose functional currency is not the U.S. dollar, investors who acquire or hold any Utilities HOLDRS as part of a conversion transaction, straddle, hedging or other integrated transaction, certain former citizens and residents of the United States and persons subject to U.S. estate, gift or alternative minimum tax.  In addition, this discussion generally is limited to investors who will hold the Utilities HOLDRS as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  Moreover, this discussion does not address Utilities HOLDRS held by a partnership or other flow through entity for U.S. federal income tax purposes.  We recommend that you consult with your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Taxation of the trust

The trust will provide for flow through tax consequences as it will be treated as a grantor trust or custodial arrangement for U.S. federal income tax purposes.

Taxation of Utilities HOLDRS

A U.S. receipt holder purchasing and owning Utilities HOLDRS will be treated, for U.S. federal income tax purposes, as directly owning a proportionate share of the underlying securities represented by Utilities HOLDRS.  Consequently, if there is a taxable cash distribution on an underlying security, a U.S. receipt holder will recognize income with respect to the distribution at the time the distribution is received by the trustee, not at the time that the U.S. receipt holder receives the cash distribution from the trustee.

Qualified dividend income received in respect of Utilities HOLDRS by U.S. receipt holders who are individuals, trusts and estates will be eligible for U.S. federal income taxation at preferential rates, which are currently scheduled to expire on December 31, 2010.  Qualified dividend income includes dividends received from domestic corporations and “qualified foreign corporations,” as such term is defined below under “Special considerations with respect to underlying securities of foreign issuers.”

In order for such dividends to qualify for the preferential rates, specific minimum holding period requirements must be met, and for this purpose, a holder’s holding period with respect to an underlying security may be tolled for any period in which such U.S. receipt holder has diminished its risk of loss in respect of such security by, for example, entering into a hedging transaction.  Special rules apply to a U.S. receipt holder who leverages its investment in Utilities HOLDRS.  U.S. receipt holders that are corporations may be eligible for a dividends-received deduction in respect of dividends received from domestic corporations.

A U.S. receipt holder will determine its initial tax basis in each of the underlying securities by allocating the purchase price for the Utilities HOLDRS among the underlying securities based on their relative fair market values at the time of purchase.  Similarly, when a U.S. receipt holder sells Utilities HOLDRS, it will determine the amount realized with respect to each security by allocating the sales price among the underlying securities based on their relative fair market values at the time of sale.  A U.S. receipt holder’s gain or loss with respect to each security will be computed by subtracting its adjusted basis in the security from the amount realized on the security.  With respect to purchases of Utilities HOLDRS for cash in the secondary market, a U.S. receipt holder’s aggregate tax basis in each of the underlying securities will be equal to the purchase price of the Utilities HOLDRS.  Similarly, with respect to sales of Utilities HOLDRS for cash in the secondary market, the amount realized with respect to a sale of Utilities HOLDRS will be equal to the aggregate amount realized with respect to each of the underlying securities.

The distribution of any securities by the trust upon the surrender of Utilities HOLDRS, the occurrence of a reconstitution event or a termination event will not be a taxable event, except to the extent that cash is distributed in lieu of fractional shares.  Gain or loss with respect to fractional shares shall be computed by allocating a portion of the aggregate tax basis of the distributed securities to such fractional shares.  The U.S. receipt holder’s aggregate tax basis with respect to the distributed securities will be the same as when held through the trust, less any tax basis allocated to fractional shares.  The U.S. receipt holder’s holding period with respect to the distributed securities will include the period that the U.S. receipt holder held the securities through the trust.

Brokerage fees and custodian fees

The brokerage fee incurred in purchasing a receipt will be treated as part of the cost of the underlying securities.  Accordingly, a U.S. receipt holder includes this fee in its tax basis in the underlying securities.  A U.S. receipt holder will allocate the brokerage fee among the underlying securities using either a fair market value allocation or pro rata based on the number of shares of each underlying security.  Similarly, the brokerage fee incurred in selling Utilities HOLDRS will reduce the amount realized with respect to the underlying securities.

A U.S. receipt holder will be required to include in its income the full amount of dividends paid on the underlying securities, even though the depositary trust agreement provides that the custodian fees will be deducted directly from any dividends paid.  These custodian fees will be treated as an expense incurred in connection with a U.S. receipt holder’s investment in the underlying securities and may be deductible.  If a U.S. receipt holder is an individual, estate or trust, however, the deduction of its share of custodian fees will be a miscellaneous itemized deduction that may be disallowed in whole or in part.

Special considerations with respect to underlying securities of foreign issuers

If any of the underlying securities are securities of foreign issuers, the gross amount of any taxable cash distribution generally will not be eligible for the dividends-received deduction provided to corporations.

Dividends received by certain U.S. receipt holders from an issuer of underlying securities that is a “qualified foreign corporation” will be eligible for U.S. federal income taxation at the preferential rates for dividends mentioned above.  A qualified foreign corporation includes:

•
a foreign corporation that is eligible for the benefits of a comprehensive U.S. income tax treaty, which the Secretary of the Treasury determines to be satisfactory and that includes an exchange of information program;

•	a foreign corporation if the stock to which the dividend is paid is readily tradable on an established market in the United States; and

•	a corporation that is incorporated in a possession of the United States;

but will not include a passive foreign investment company (a “PFIC”).

If a foreign issuer pays a dividend in a currency other than in U.S. dollars, the amount of the dividend for U.S. federal income tax purposes will be the U.S. dollar value of the dividend (determined at the spot rate on the date of the payment) regardless of whether the payment is later converted into U.S. dollars.  In this case, the U.S. receipt holder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into U.S. dollars.

Subject to certain conditions and limitations, any foreign income tax withheld on dividends may be deducted from taxable income (provided the U.S. receipt holder does not elect to claim a credit for any foreign income taxes paid or accrued during that taxable year) or credited against a U.S. receipt holder’s U.S. federal income tax liability.  The limitation on foreign income taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income.  For this purpose, dividends distributed by a foreign issuer generally will constitute “passive category income.”  For purposes of the U.S. foreign tax credit limitation, dividends received by a U.S. receipt holder with respect to an underlying security of a foreign issuer generally will be treated as foreign-source income while any gain or loss recognized from the sale of such security generally will be treated as from sources within the United States.  Accordingly, if any foreign income taxes are withheld upon the sale of an underlying security of a foreign issuer, the availability of foreign tax credits with respect to such taxes may be limited unless the U.S. receipt holder has other foreign-source income.  The rules relating to the determination of the foreign tax credit are complex and we recommend that U.S. receipt holders consult their own tax advisors to determine whether and to what extent a credit would be available.

Dividends and distributions made by a foreign issuer may be subject to a foreign withholding tax.  Some foreign issuers may make arrangements through which holders of their American depositary shares or global shares can apply for a refund of withheld taxes.  With respect to these issuers, U.S. receipt holders of Utilities HOLDRS may be able to use these arrangements to apply for a refund of withheld taxes.  In some cases, however, the U.S. receipt holders of Utilities HOLDRS may have to apply independently to a foreign tax authority for a refund of withheld taxes.

Furthermore, special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC.  The initial depositor and the trustee do not undertake to review, periodically or otherwise, or make inquiries regarding the PFIC status of the underlying issuers or to notify the U.S. receipt holders of such status, and no assurances can be made that the applicable tax law or other relevant circumstances will not change in a manner that affects the PFIC determination.  A foreign corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules, either:

•	at least 75% of its gross income is “passive income;” or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions.

If a corporation were classified as a PFIC, a U.S. receipt holder could be subject to increased tax liability, possibly including an interest charge, upon the sale or other disposition of the Utilities HOLDRS or of the underlying securities or upon the receipt of “excess distributions.”  To avoid the interest charge provisions described in the preceding sentence, a U.S. receipt holder may be able to make one of certain elections (to the extent available under specific rules and, if applicable, the underlying issuer provides certain requisite information) including an election to be taxed currently on its pro rata portion of the corporation’s income.  If such an election were made, a U.S. receipt holder would be required to include its pro rata share of the corporation’s income, whether or not the income was distributed in the form of dividends or otherwise.

We recommend that U.S. receipt holders consult their independent tax advisors regarding the application of the PFIC rules to their purchase, ownership and disposition of the Utilities HOLDRS, including the advisability and feasibility of making any elections thereunder.

U.S. receipt holders also generally would be required to file Internal Revenue Service (“IRS”) Form 8621 in any year in which at least one of the underlying issuers is classified as a PFIC.

Non-U.S. receipt holders

A non-U.S. receipt holder generally will be subject to U.S. withholding tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty with respect to dividends received on underlying securities of U.S. issuers.  A non-U.S. receipt holder who wishes to claim a reduction in withholding under the benefit of an applicable tax treaty must comply with certification requirements.  However, if that income is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder, then those dividends will be exempt from withholding tax, provided the non-U.S. receipt holder complies with applicable certification requirements.

A non-U.S. receipt holder generally will not be subject to U.S. federal income or withholding tax with respect to dividends received on any underlying securities of a foreign issuer, unless that income is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder.

With respect to dividends of U.S. and any foreign issuers, a non-U.S. receipt holder’s dividends that are effectively connected with a U.S. trade or business or, where a tax treaty applies, dividends attributable to a U.S. permanent establishment generally will be subject to U.S. federal income taxation on a net income basis at the same graduated rates applicable to U.S. persons.  In addition to this graduated tax, effectively connected dividends or, where a tax treaty applies,  dividends attributable to a U.S. permanent establishment received by a corporate non-U.S. receipt holder may also be subject to a branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.  Under some circumstances, a corporate non- U.S. receipt holder whose dividends are effectively connected or attributable to a U.S. permanent establishment may be entitled to a dividends received deduction equal to 70% or 80% of the amount of the dividend.

A non-U.S. receipt holder that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

A non-U.S. receipt holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized upon the sale or other disposition of Utilities HOLDRS or of the underlying securities unless:

•
in the case of any gain realized by an individual non-U.S. receipt holder, the non-U.S. receipt holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met;

•
that gain is effectively connected with a U.S. trade or business conducted by the non-U.S. receipt holder or, where a tax treaty applies, is attributable to a permanent establishment maintained in the United States by the non-U.S. receipt holder; or

•
the underlying securities issuer is or has been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-U.S. receipt holder held the common stock of such issuer and (a) the common stock is not considered to be “regularly traded on an established securities market” or (b) the non-U.S. receipt holder owned, actually or constructively, at any time during the shorter of the periods described above, more than five percent of the common stock of such issuer.  It is expected that the underlying securities are currently “regularly traded on an established securities market” although no assurances can be made that the securities will continue to be so traded.

A non-U.S. receipt holder described in the first bullet point above will be subject to U.S. federal income tax with respect to such gain at a rate of 30% (or lower applicable treaty rate), which gain may be offset by certain losses.  A non-U.S. receipt holder described in the second or third bullet points above will be subject to U.S. federal income tax with respect to such gain on a net income basis at the applicable graduated individual or corporate rates (and, in the case of a corporate non-U.S. receipt holder, may also be subject to a 30% branch profits tax, subject to reduction by an applicable income tax treaty).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with dividend payments made with respect to the underlying securities, or the proceeds of the sale or other disposition of Utilities HOLDRS (or the underlying securities).  If you are a U.S. receipt holder, you will be subject to U.S. backup withholding tax at the applicable rate on these payments unless you are an exempt holder (such as a corporation or tax exempt entity) or provide your taxpayer identification number to the paying agent and comply with certain certification procedures.  If you are a non-U.S. receipt holder, you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.  However, payments of dividends to non-U.S. receipt holders will be reported to the IRS even if such payments are not otherwise subject to the information reporting requirements.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS on a timely basis.

The preceding discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. receipt holder’s or an issuer’s particular facts and circumstances.  We recommend that investors consult their own tax advisors.

ERISA CONSIDERATIONS

Any plan fiduciary which proposes to have a plan acquire Utilities HOLDRS should consult with its counsel with respect to the potential applicability of the prohibited transaction provisions of ERISA and the Internal Revenue Code to this investment, and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied.  Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an acquisition of Utilities HOLDRS is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

 PLAN OF DISTRIBUTION

In accordance with the depositary trust agreement, the trust issued Utilities HOLDRS to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated has deposited the underlying securities to receive Utilities HOLDRS.  The trust delivered the initial distribution of Utilities HOLDRS against deposit of the underlying securities in New York, New York on approximately January 17, 2001.

Investors who purchase Utilities HOLDRS through a fee-based brokerage account will pay fees charged by the brokerage account.  We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has from time to time provided investment banking and other financial services to some of the issuers of the underlying securities and expects in the future to provide these services, for which they have received and will receive customary fees and commissions.  Merrill Lynch, Pierce, Fenner & Smith Incorporated also may have served as counterparty in other transactions with some of the issuers of the underlying securities.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has used and may continue to use this prospectus, as updated from time to time, in connection with offers and sales related to market-making transactions in the Utilities HOLDRS.  Merrill Lynch, Pierce, Fenner & Smith Incorporated may act as principal or agent in these transactions.  Market-making sales will be made at prices related to prevailing market prices at the time of sale.

Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to indemnify the trustee against some civil liabilities related to acts performed or not performed by the trustee in accordance with the depositary trust agreement or periodic reports filed or not filed with the SEC with respect to the Utilities HOLDRS.  Should a court determine not to enforce the indemnification provision, Merrill Lynch, Pierce, Fenner & Smith Incorporated also has agreed to contribute to payments the trustee may be required to make with respect to these liabilities.

 LEGAL MATTERS

Legal matters, including the validity of the Utilities HOLDRS, were passed upon for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial depositor and the underwriter in connection with the initial offering of Utilities HOLDRS, by Shearman & Sterling LLP, New York, New York.  Shearman & Sterling LLP, as special U.S. tax counsel to the trust, also rendered an opinion regarding the material U.S. federal income tax consequences relating to the Utilities HOLDRS.

 WHERE YOU CAN FIND MORE INFORMATION

Merrill Lynch, Pierce, Fenner & Smith Incorporated has filed a registration statement on Form S-1 with the SEC covering the Utilities HOLDRS.  While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement.  You should consider reviewing the full text of those exhibits.

The registration statement is available over the Internet at the SEC’s Web site at http://www.sec.gov.  You also may read and copy the registration statement at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.  Merrill Lynch, Pierce, Fenner & Smith Incorporated will not file any reports pursuant to the Exchange Act.  The trust will file modified reports pursuant to the Exchange Act.

Since the securities of the issuers of the underlying securities are registered under the Exchange Act, the issuers of the underlying securities are required to file periodically financial and other information specified by the SEC.

For more information about the issuers of the underlying securities, information provided to or filed with the SEC by the issuers of the underlying securities with respect to their registered securities can be inspected at the SEC’s public reference facilities or accessed through the SEC’s Web site referenced above.  However, some of the issuers of the underlying securities may be considered foreign issuers.  The requirements for filing periodic financial and other information for foreign issuers differ from that of domestic issuers.  In particular, foreign issuers are not required to file quarterly reports with the SEC and are not required to file periodic financial and other information on EDGAR.  Therefore, this information may not be accessible through the SEC’s Web site.  Information regarding the issuers of the underlying securities may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.

The trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates are not affiliated with the issuers of the underlying securities, and the issuers of the underlying securities have no obligations with respect to Utilities HOLDRS.  This prospectus relates only to Utilities HOLDRS and does not relate to the other securities of the issuers of the underlying securities.  The information in this prospectus regarding the issuers of the underlying securities has been derived from the publicly available documents described in the preceding paragraph.  We have not participated in the preparation of these documents or made any due diligence inquiries with respect to the issuers of the underlying securities in connection with Utilities HOLDRS.  We make no representation that these publicly available documents or any other publicly available information regarding the issuers of the underlying securities are accurate or complete.  Furthermore, we cannot assure you that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the securities of the issuers of the underlying securities, and therefore the offering and trading prices of the Utilities HOLDRS have been publicly disclosed.

ANNEX A

This annex forms an integral part of the prospectus.

The following tables provide a brief description of the business of each of the issuers of the underlying securities and set forth the split-adjusted closing market prices, as reported on the applicable primary U.S. trading market, of each of the underlying securities in each month during 2005, 2006, 2007, 2008 and 2009, through March 31, 2010.  The historical prices of the underlying securities should not be taken as an indication of future performance.

AMERICAN ELECTRIC POWER COMPANY, INC. (AEP)

American Electric Power Company, Inc. engages in the generation, transmission, and distribution of electric power.  The company generates electricity using coal and lignite, natural gas, nuclear, and hydroelectric energy.  It distributes electric power at wholesale to other electric utility companies, rural electric co-operatives, municipalities, and other market participants, as well as to retail customers in its service areas.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	35.25	January	37.32	January	43.53	January	42.73	January	31.35	January	34.65
February	33.40	February	36.50	February	44.90	February	40.92	February	28.05	February	33.62
March	34.06	March	34.02	March	48.75	March	41.63	March	25.26	March	34.18
April	35.22	April	33.46	April	50.22	April	44.63	April	26.38
May	35.69	May	34.27	May	47.63	May	42.33	May	26.34
June	36.87	June	34.25	June	45.04	June	40.23	June	28.89
July	38.70	July	36.12	July	43.49	July	39.50	July	30.96
August	37.18	August	36.48	August	44.48	August	39.04	August	31.43
September	39.70	September	36.37	September	46.08	September	37.03	September	30.99
October	37.96	October	41.43	October	48.21	October	32.63	October	30.22
November	36.54	November	41.51	November	47.67	November	31.29	November	32.19
December	37.09	December	42.58	December	46.56	December	33.28	December	34.79

CENTERPOINT ENERGY, INC. (CNP)

CenterPoint Energy, Inc., through its subsidiaries, operates as a public utility company in the United States.  The company’s Electric Transmission and Distribution segment provides transmission and distribution services to retail electric providers, municipalities, electric cooperatives, and other distribution companies.  Its Natural Gas Distribution segment engages in regulated intrastate natural gas sales to, and natural gas transportation for approximately 3.2 million residential, commercial, and industrial customers.  This segment also provides various unregulated services consisting of sale and repair of heating, ventilating, and air conditioning equipment and appliances in Minnesota.  It owned approximately 70,000 linear miles of natural gas distribution mains.  The company’s Competitive Natural Gas Sales and Services segment offers physical natural gas supplies to commercial and industrial customers, and electric and gas utilities; physical delivery services and financial products; natural gas management services; and transportation services.  Its Interstate Pipelines segment primarily provides transportation services to shippers and end-users.  It owned and operated approximately 8,000 miles of natural gas transmission lines; and 6 natural gas storage fields.  The company’s Field Services segment operates gas gathering, treating, and processing facilities, as well as provides operating and technical services and remote data monitoring and communication services.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	11.25	January	12.78	January	17.26	January	15.99	January	13.38	January	13.95
February	11.98	February	12.97	February	17.83	February	14.68	February	10.32	February	13.38
March	12.03	March	11.93	March	17.94	March	14.27	March	10.43	March	14.36
April	11.84	April	12.02	April	18.83	April	15.22	April	10.64
May	12.26	May	11.99	May	18.93	May	16.94	May	10.12
June	13.21	June	12.50	June	17.40	June	16.05	June	11.08
July	13.74	July	13.74	July	16.48	July	15.77	July	12.05
August	14.21	August	14.45	August	16.22	August	15.88	August	12.40
September	14.87	September	14.32	September	16.03	September	14.57	September	12.43
October	13.24	October	15.48	October	16.76	October	11.52	October	12.60
November	13.22	November	16.35	November	17.85	November	12.93	November	13.27
December	12.85	December	16.58	December	17.13	December	12.62	December	14.51

CONSOLIDATED EDISON, INC. (ED)

Consolidated Edison, Inc., through its subsidiaries, provides electric, gas, and steam utility services in the United States.  It provides electric service to approximately 3.3 million customers and gas service to approximately 1.1 million customers in New York City and Westchester County, as well as provides steam service to office buildings, apartment houses, and hospitals in parts of Manhattan.  The company also provides electric service to approximately 0.3 million customers in southeastern New York and adjacent areas of northern New Jersey and eastern Pennsylvania, and gas service to approximately 0.1 million customers in southeastern New York and adjacent areas of eastern Pennsylvania.  In addition, Consolidated Edison owns, leases, or operates generating plants and participates in other infrastructure projects; sells electricity directly to delivery-service customers of utilities primarily in the northeast and Mid-Atlantic regions; and provides energy-efficiency services, including the design and installation of lighting retrofits, high-efficiency heating, ventilating and air conditioning equipment, and other energy saving technologies to government and commercial customers.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	43.87	January	47.01	January	48.28	January	43.57	January	40.75	January	43.74
February	42.75	February	45.87	February	48.58	February	40.89	February	36.21	February	42.75
March	42.18	March	43.50	March	51.06	March	39.70	March	39.61	March	44.54
April	43.28	April	43.12	April	51.26	April	41.60	April	37.13
May	45.51	May	44.10	May	48.82	May	41.30	May	35.46
June	46.84	June	44.44	June	45.12	June	39.09	June	37.42
July	48.16	July	46.87	July	43.68	July	39.70	July	39.36
August	46.91	August	46.20	August	45.94	August	40.90	August	40.19
September	48.55	September	46.20	September	46.30	September	42.96	September	40.94
October	45.50	October	48.35	October	47.09	October	43.32	October	40.68
November	45.54	November	48.22	November	48.45	November	40.39	November	42.91
December	46.33	December	48.07	December	48.85	December	38.93	December	45.43

DOMINION RESOURCES, INC. (D)

Dominion Resources, Inc., together with its subsidiaries, engages in the generation, transmission, and distribution of electricity.  The company generates electricity through coal, nuclear, gas, and oil resources.  The company also involves in merchant generation, energy marketing, and price risk management activities, as well as natural gas exploration and production in the Appalachian basin.  In addition, Dominion Resources operates a regulated interstate natural gas transmission pipeline and underground storage system.  It had approximately 27,000 Mw of generation; 6,000 miles of electric transmission lines; 56,000 miles of electric distribution lines; 14,000 miles of natural gas transmission, gathering, and storage pipeline; 28,000 miles of gas distribution pipeline; and 1.2 trillion cubic feet equivalent of natural gas and oil reserves.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	34.69	January	37.77	January	41.48	January	43.00	January	35.18	January	37.46
February	36.02	February	37.55	February	42.77	February	39.94	February	30.18	February	37.99
March	37.22	March	34.52	March	44.39	March	40.84	March	30.99	March	41.11
April	37.70	April	37.44	April	45.60	April	43.39	April	30.16
May	35.16	May	36.29	May	44.30	May	46.30	May	31.79
June	36.70	June	37.40	June	43.16	June	47.49	June	33.42
July	36.93	July	39.24	July	42.11	July	44.18	July	33.80
August	38.24	August	39.95	August	42.59	August	43.53	August	33.08
September	43.07	September	38.25	September	42.15	September	42.78	September	34.50
October	38.04	October	40.50	October	45.82	October	36.28	October	34.09
November	37.98	November	40.37	November	47.23	November	36.82	November	36.38
December	38.60	December	41.92	December	47.45	December	35.84	December	38.92

DUKE ENERGY CORPORATION (DUK)

Duke Energy Corporation operates as an energy company in the Americas.  The company has approximately 35,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky.  It also has approximately 4,000 megawatts of electric generation in Latin America.  The company’s U.S.  Franchised Electric and Gas segment generates, transmits, distributes, and sells electricity in central and western North Carolina, western South Carolina, southwestern Ohio, Indiana, and northern Kentucky; and transports and sells natural gas in southwestern Ohio and northern Kentucky.  This segment supplies electric service to approximately 4 million residential, commercial, and industrial customers with approximately 150,900 miles of distribution lines and a 20,900 mile transmission system.  Its Commercial Power segment offers onsite energy solutions and utility services.  This segment owns, operates, and manages power plants; and engages in the wholesale marketing and procurement of electric power, fuel, and emission allowances related to plants.  It also develops and implements customized energy solutions.  The company’s International Energy segment operates and manages power generation facilities, and sells and markets electric power and natural gas outside the United States.  This segment serves retail distributors, electric utilities, independent power producers, marketers, and industrial/commercial companies.  Duke Energy, through its 50% interest in Crescent Resources, LLC, develops and manages commercial, residential, and multi-family real estate projects, as well as manages land holdings in the U.S.  It also develops, owns, and operates a fiber optic communications network, primarily in the Carolinas, serving wireless, local, and long-distance communications companies, as well as Internet service providers, and other businesses and organizations.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	15.60	January	16.51	January	19.69	January	18.65	January	15.15	January	16.53
February	15.71	February	16.53	February	19.68	February	17.54	February	13.47	February	16.35
March	16.31	March	16.97	March	20.29	March	17.85	March	14.32	March	16.32
April	16.99	April	16.95	April	20.52	April	18.31	April	13.81
May	16.00	May	16.43	May	19.54	May	18.48	May	14.15
June	17.31	June	17.10	June	18.30	June	17.38	June	14.59
July	17.20	July	17.65	July	17.03	July	17.58	July	15.48
August	16.88	August	17.47	August	18.34	August	17.44	August	15.49
September	16.98	September	17.58	September	18.69	September	17.43	September	15.74
October	15.42	October	18.42	October	19.17	October	16.38	October	15.82
November	15.64	November	18.47	November	19.79	November	15.56	November	16.68
December	15.98	December	19.34	December	20.17	December	15.01	December	17.21

DYNEGY, INC. (DYN)

Dynegy Inc., through its subsidiaries, engages in the production and sale of electric energy, capacity, and ancillary services in the United States.  It sells electric energy, capacity, and ancillary services on a wholesale basis from its natural gas-fired, coal-fired, and oil-fired power generation facilities.  As of May 7, 2009, the company’s power generation portfolio consisted of approximately 17,700 megawatts of baseload, intermediate, and peaking power plants fueled by a mix of natural gas, coal, and fuel oil.  Its customers include regional transmission organizations, independent system operators, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, industrial customers, power marketers, other power generators, commercial end-users, and financial participants, such as banks and hedge funds.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	4.45	January	5.50	January	7.05	January	7.01	January	2.11	January	1.62
February	4.16	February	5.41	February	8.22	February	7.40	February	1.30	February	1.50
March	3.91	March	4.80	March	9.26	March	7.89	March	1.41	March	1.26
April	3.35	April	4.97	April	9.41	April	8.62	April	1.78
May	4.65	May	5.28	May	9.68	May	9.42	May	2.01
June	4.86	June	5.47	June	9.44	June	8.55	June	2.27
July	5.56	July	5.63	July	8.91	July	6.73	July	2.01
August	4.36	August	6.20	August	8.09	August	5.96	August	1.90
September	4.71	September	5.54	September	9.24	September	3.58	September	2.55
October	4.44	October	6.08	October	9.21	October	3.64	October	2.00
November	4.79	November	6.79	November	7.61	November	2.23	November	1.81
December	4.84	December	7.24	December	7.14	December	2.00	December	1.81

EDISON INTERNATIONAL (EIX)

Edison International, through its subsidiaries, engages in the supply of electric energy in central, coastal, and southern California.  It also involves in the development, acquisition, ownership, leasing, operation, and sale of energy and capacity from independent power production facilities, as well as conducts hedging and energy trading activities in power markets.  In addition, the company invests in energy and infrastructure projects, including power generation, electric transmission and distribution, transportation, and telecommunications, as well as in housing projects in the United States.  Edison International offers its services to commercial, residential, agricultural, and industrial customers, as well as public authorities.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	32.47	January	43.82	January	44.98	January	52.00	January	32.57	January	33.32
February	32.48	February	44.36	February	47.00	February	49.40	February	27.22	February	32.63
March	34.72	March	41.18	March	49.13	March	49.02	March	28.81	March	34.17
April	36.30	April	40.41	April	52.35	April	52.17	April	28.51
May	36.75	May	39.24	May	58.27	May	53.23	May	29.24
June	40.55	June	39.00	June	56.12	June	51.38	June	31.46
July	40.88	July	41.38	July	52.89	July	48.34	July	32.32
August	45.03	August	43.64	August	52.71	August	45.92	August	33.41
September	47.28	September	41.64	September	55.45	September	39.90	September	33.58
October	43.76	October	44.44	October	58.15	October	35.59	October	31.82
November	45.12	November	45.98	November	55.98	November	33.40	November	34.05
December	43.61	December	45.48	December	53.37	December	32.12	December	34.78

EL PASO CORPORATION (EP)

El Paso Corporation operates in the natural gas transmission, and exploration and production sectors of the energy industry in the United States.  It offers natural gas transmission services to a range of customers, including natural gas producers, marketers, and end-users, as well as other natural gas transmission, distribution, and electric generation companies through its interests in approximately 42,000 miles of interstate pipeline system.  The company also operates approximately 230 billion cubic feet of storage capacity, and an LNG receiving terminal and related facilities in Elba Island, Georgia.  El Paso also focuses on the exploration, acquisition, development, and production of natural gas, oil, and natural gas liquids in the United States, Brazil, and Egypt.  In addition, it holds interests in international power plants located in Brazil, Asia, Central America, and South America.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	10.87	January	13.46	January	15.52	January	16.43	January	8.18	January	10.15
February	12.33	February	13.08	February	14.35	February	16.30	February	6.75	February	10.47
March	10.58	March	12.05	March	14.47	March	16.64	March	6.25	March	10.84
April	9.99	April	12.91	April	15.00	April	17.14	April	6.90
May	10.34	May	15.57	May	17.04	May	19.55	May	9.75
June	11.52	June	15.00	June	17.23	June	21.74	June	9.23
July	12.00	July	16.00	July	16.65	July	17.93	July	10.06
August	11.60	August	14.52	August	15.87	August	16.76	August	9.23
September	13.90	September	13.64	September	16.97	September	12.76	September	10.32
October	11.86	October	13.70	October	17.66	October	9.70	October	9.81
November	10.99	November	14.60	November	16.08	November	7.39	November	9.56
December	12.16	December	15.28	December	17.24	December	7.83	December	9.83

ENTERGY CORPORATION (ETR)

Entergy Corporation, together with its subsidiaries, operates as an integrated energy company.  It engages primarily in electric power production and retail electric distribution operations in the United States.  The company generates, transmits, distributes, and sells electric power in Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans.  It also operates a natural gas distribution business.  In addition, the company owns and operates nuclear power plants located in the northern United States, as well as sells electric power produced by those plants primarily to wholesale customers.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	69.52	January	69.51	January	92.85	January	108.18	January	76.36	January	76.31
February	69.12	February	72.51	February	98.75	February	102.74	February	67.39	February	75.97
March	70.66	March	68.94	March	104.92	March	109.08	March	68.09	March	81.35
April	73.30	April	69.94	April	113.14	April	114.86	April	64.77
May	71.83	May	70.11	May	112.90	May	120.77	May	74.62
June	75.55	June	70.75	June	107.35	June	120.48	June	77.52
July	77.94	July	77.10	July	99.96	July	106.92	July	80.33
August	74.91	August	77.65	August	103.62	August	103.39	August	79.00
September	74.32	September	78.23	September	108.29	September	89.01	September	79.86
October	70.72	October	85.83	October	119.87	October	78.05	October	76.72
November	70.00	November	91.32	November	119.54	November	85.10	November	78.65
December	68.65	December	92.32	December	119.52	December	83.13	December	81.84

EXELON CORPORATION (EXC)

Exelon Corporation, a utility services holding company, through its subsidiaries, engages in the generation, transmission, distribution, and sale of electricity to residential, commercial, industrial, and wholesale customers in northern Illinois.  The company generates electricity from nuclear, fossil, and hydroelectric generation facilities.  It sells electricity and natural gas on retail basis to customers in southeastern Pennsylvania.  As of December 31, 2009, Exelon Corporation owned generation assets with an aggregate net capacity of 24,850 megawatts.  The company distributed electricity to approximately 3.8 million customers in northern Illinois and 1.6 million customers in southeastern Pennsylvania, as well as natural gas to 485,000 customers in Pennsylvania.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	44.25	January	57.42	January	59.99	January	76.10	January	54.22	January	45.62
February	45.36	February	57.11	February	65.93	February	74.85	February	47.22	February	43.30
March	45.89	March	52.90	March	68.71	March	81.27	March	45.39	March	43.81
April	49.50	April	54.00	April	75.41	April	85.48	April	46.13
May	46.85	May	56.61	May	78.00	May	88.00	May	48.01
June	51.33	June	56.83	June	72.60	June	89.96	June	51.21
July	53.52	July	57.90	July	70.15	July	78.62	July	50.86
August	53.89	August	60.98	August	70.67	August	75.96	August	50.02
September	53.44	September	60.54	September	75.36	September	62.62	September	49.62
October	52.03	October	61.98	October	82.78	October	54.24	October	46.96
November	52.04	November	60.73	November	81.07	November	56.21	November	48.18
December	53.14	December	61.89	December	81.64	December	55.61	December	48.87

FIRSTENERGY CORPORATION (FE)

FirstEnergy Corp. operates as a diversified energy company.  The company, through its subsidiaries and affiliates, involves in the generation, transmission, and distribution of electricity, as well as energy management and other energy-related services.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	39.76	January	50.10	January	59.33	January	71.22	January	49.99	January	43.62
February	41.24	February	51.08	February	62.57	February	67.59	February	42.56	February	38.65
March	41.95	March	48.90	March	66.24	March	68.62	March	38.60	March	39.09
April	43.52	April	50.71	April	68.44	April	75.64	April	40.90
May	44.30	May	52.42	May	69.23	May	78.71	May	37.79
June	48.11	June	54.21	June	64.73	June	82.33	June	38.75
July	49.78	July	56.00	July	60.75	July	73.55	July	41.20
August	51.03	August	57.06	August	61.44	August	72.64	August	45.13
September	52.12	September	55.86	September	63.34	September	66.99	September	45.72
October	47.50	October	58.85	October	69.70	October	52.16	October	43.28
November	46.96	November	59.84	November	68.56	November	58.58	November	43.08
December	48.99	December	60.30	December	72.34	December	48.58	December	46.45

FPL GROUP, INC. (FPL)

FPL Group, Inc., through its subsidiaries, engages in the generation, transmission, distribution, and sale of electric energy.  It produces electricity through natural gas, wind, nuclear, oil, hydro, and other resources.  FPL Group also leases wholesale fiber-optic network capacity and dark fiber to telephone, wireless carriers, Internet, and other telecommunications companies.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	38.32	January	41.79	January	56.65	January	64.35	January	51.55	January	48.76
February	39.68	February	41.93	February	59.10	February	60.29	February	45.33	February	46.37
March	40.15	March	40.14	March	61.17	March	62.74	March	50.73	March	48.33
April	40.82	April	39.60	April	64.37	April	66.29	April	53.79
May	40.65	May	39.83	May	63.93	May	67.52	May	56.53
June	42.06	June	41.38	June	56.74	June	65.58	June	56.86
July	43.12	July	43.14	July	57.73	July	64.53	July	56.67
August	43.09	August	44.45	August	58.84	August	60.06	August	56.18
September	47.60	September	45.00	September	60.88	September	50.30	September	55.23
October	43.06	October	51.00	October	68.42	October	47.24	October	49.10
November	42.39	November	53.30	November	69.76	November	48.76	November	51.97
December	41.56	December	54.42	December	67.78	December	50.33	December	52.82

PG&E CORPORATION (PCG)

PG&E Corporation, through its subsidiaries, operates as a public utility company that engages in electricity and natural gas distribution primarily in northern and central California.  It also involves in the generation, procurement, transmission, and distribution of electricity; and procurement, transportation, storage, and distribution of natural gas.  The company owns and operates electricity generation facilities, transmission and distribution lines, and substations; and an integrated natural gas transportation, storage, and distribution system, as well as has underground natural gas storage fields in California.  It serves residential, commercial, industrial, agricultural, public street and highway lighting, and other electric utility customers.  It also operated 18,650 circuit miles of interconnected transmission lines and 141,036 circuit miles of distribution lines for electricity; and 42,017 miles of distribution pipelines, 6,418 miles of backbone and local transmission pipelines, and 3 storage facilities for natural gas.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	35.00	January	37.31	January	46.68	January	41.00	January	38.67	January	42.24
February	35.18	February	38.05	February	46.43	February	37.66	February	38.22	February	41.92
March	34.10	March	38.90	March	48.27	March	36.82	March	38.22	March	42.42
April	34.72	April	39.84	April	50.60	April	40.00	April	37.12
May	35.77	May	39.68	May	49.26	May	39.59	May	36.71
June	37.54	June	39.28	June	45.30	June	39.69	June	38.44
July	37.63	July	41.68	July	42.81	July	38.53	July	40.37
August	37.52	August	41.93	August	44.50	August	41.33	August	40.59
September	39.25	September	41.65	September	47.80	September	37.45	September	40.49
October	36.38	October	43.14	October	48.93	October	36.67	October	40.89
November	36.78	November	45.93	November	46.27	November	38.04	November	42.34
December	37.12	December	47.33	December	43.09	December	38.71	December	44.65

PROGRESS ENERGY, INC. (PGN)

Progress Energy, Inc., together with its subsidiaries, engages in the generation, transmission, distribution, and sale of electricity in North Carolina, South Carolina, and Florida.  It uses coal, oil, hydroelectric, natural gas, and nuclear power resources, as well as various alternative energy resources, including swine waste and other plant or animal sources, solar, hydrogen, biomass, and landfill-gas technologies.  The company serves textile, chemical, metal, paper, food, rubber and plastics, wood products, and electronic machinery and equipment sectors, as well as phosphate rock mining and processing, electronics design and manufacturing, and citrus and other food processing sectors.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	44.25	January	43.62	January	47.54	January	45.17	January	38.72	January	38.97
February	43.34	February	44.38	February	48.86	February	41.91	February	35.42	February	38.29
March	41.95	March	43.98	March	50.44	March	41.70	March	36.26	March	39.36
April	41.99	April	42.80	April	50.55	April	41.99	April	34.12
May	44.23	May	42.04	May	50.09	May	42.76	May	35.51
June	45.24	June	42.87	June	45.59	June	41.83	June	37.83
July	44.61	July	43.55	July	43.66	July	42.31	July	39.44
August	43.59	August	44.33	August	45.88	August	43.68	August	39.53
September	44.75	September	45.38	September	46.85	September	43.13	September	39.06
October	43.59	October	46.00	October	48.00	October	39.37	October	37.53
November	44.78	November	47.77	November	48.82	November	39.69	November	39.09
December	43.92	December	49.08	December	48.43	December	39.85	December	41.01

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED (PEG)

Public Service Enterprise Group Incorporated, through its subsidiaries, engages in the transmission, distribution, and sale of electric energy and natural gas to commercial, residential, and industrial customers primarily in the Northeastern and Mid Atlantic United States.  It also offers appliance services and repairs to its customers.  The company also operates as an independent wholesale energy supply company that integrates its generating asset operations through its wholesale energy, fuel supply, energy trading, and marketing and risk management functions.  Public Service Enterprise Group served 2.1 million electric customers and 1.7 million gas customers.  In addition, the company owns 2,395 megawatts of capacity in areas outside of the Mid Atlantic region, including 2 gas-fired, combined cycle generation facilities in Texas.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	26.38	January	34.81	January	33.52	January	48.00	January	31.57	January	30.59
February	27.28	February	34.70	February	37.45	February	44.10	February	27.29	February	29.72
March	27.20	March	32.02	March	41.52	March	40.19	March	29.47	March	29.52
April	29.05	April	31.35	April	43.23	April	43.91	April	29.84
May	27.75	May	31.87	May	44.47	May	44.26	May	31.87
June	30.41	June	33.06	June	43.89	June	45.93	June	32.63
July	32.15	July	33.72	July	43.08	July	41.80	July	32.45
August	32.28	August	35.01	August	42.50	August	40.77	August	31.67
September	32.18	September	30.60	September	44.00	September	32.79	September	31.44
October	31.45	October	30.53	October	47.80	October	28.15	October	29.80
November	31.36	November	33.61	November	47.87	November	30.90	November	31.36
December	32.49	December	33.19	December	49.12	December	29.17	December	33.25

RRI ENERGY, INC. (RRI)

RRI Energy, Inc. provides electricity and energy services to wholesale customers in the United States.  The company offers electricity and energy services to investor-owned utilities, municipalities, cooperatives, and other companies that serve end users or purchase power at wholesale for resale.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	12.45	January	10.12	January	14.88	January	21.21	January	5.09	January	4.95
February	11.99	February	10.16	February	16.94	February	22.80	February	3.46	February	4.25
March	11.38	March	10.58	March	20.32	March	23.65	March	3.19	March	3.69
April	10.17	April	11.35	April	22.27	April	25.74	April	4.96
May	12.30	May	11.65	May	25.62	May	25.56	May	5.48
June	12.38	June	11.98	June	26.95	June	21.27	June	5.01
July	13.26	July	12.58	July	25.68	July	18.11	July	5.35
August	12.50	August	13.46	August	25.51	August	17.03	August	5.94
September	15.44	September	12.31	September	25.60	September	7.35	September	7.14
October	12.70	October	12.68	October	27.52	October	5.25	October	5.27
November	9.16	November	13.42	November	26.04	November	5.74	November	4.92
December	10.32	December	14.21	December	26.24	December	5.78	December	5.72

THE SOUTHERN COMPANY (SO)

The Southern Company, together with its subsidiaries, operates as an energy company serving across the southeastern United States.  It generates, transmits, and distributes electricity through coal, nuclear, oil and gas, and hydro resources to utilities, electric cooperatives, and municipalities in Alabama, Florida, Georgia, Mississippi, and the Carolinas.  The company serves approximately 4.4 million customers with 42,000 megawatts of generating capacity.  Its transmission assets include approximately 27,000 miles of transmission lines and 3,400 substations.  The company also operates as a regional wireless carrier in Alabama, Georgia, southeastern Mississippi, and northwest Florida, which bundles multiple communication options into one phone, including push to talk, cellular service, text messaging, wireless Internet access, and wireless data.  In addition, Southern Company provides long-haul and metropolitan dark fiber, as well as network elements, such as rights of way, dark fiber, conduit, co-location, and other related maintenance services.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	33.77	January	34.80	January	36.53	January	36.37	January	33.45	January	32.00
February	32.12	February	34.03	February	35.80	February	34.53	February	30.31	February	31.77
March	31.83	March	32.77	March	36.65	March	35.61	March	30.62	March	33.16
April	32.95	April	32.23	April	37.79	April	37.23	April	28.88
May	33.95	May	31.97	May	36.01	May	36.20	May	28.41
June	34.67	June	32.05	June	34.29	June	34.92	June	31.16
July	34.99	July	33.78	July	33.64	July	35.39	July	31.40
August	34.40	August	34.27	August	35.49	August	37.51	August	31.20
September	35.76	September	34.46	September	36.28	September	37.69	September	31.67
October	34.99	October	36.40	October	36.66	October	34.34	October	31.19
November	34.71	November	36.25	November	37.62	November	36.32	November	32.09
December	34.53	December	36.86	December	38.75	December	37.00	December	33.32

THE WILLIAMS COMPANIES, INC. (WMB)

The Williams Companies, Inc., through its subsidiaries, engages in the production, gathering, processing, and transportation of natural gas in the United States.  The company operates in four segments: Exploration and Production, Gas Pipeline, Midstream Gas and Liquids, and Gas Marketing Services.  The Exploration and Production segment produces, develops, and manages natural gas reserves primarily located in the Rocky Mountain and Mid-Continent regions of the United States.  It also has oil and gas interests in Argentina and western Venezuela.  The Gas Pipeline segment owns and operates a 10,100 mile natural gas pipeline system extending from Texas, Louisiana, Mississippi, and the offshore Gulf of Mexico through Alabama, Georgia, South Carolina, North Carolina, Virginia, Maryland, Pennsylvania, and New Jersey to the New York City metropolitan area.  This segment also owns and operates a 3,900 miles of natural gas pipeline system extending from the San Juan basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon, and Washington to a point on the Canadian border near Sumas, Washington.  The Midstream Gas and Liquids segment engages in gathering, treating, and processing natural gas; fractionation, storage, and transportation of natural gas liquids; and oil transportation.  It produces natural gas liquids, ethylene, and propylene, which are used primarily for the manufacture of plastics, home heating, and refinery feedstock.  The Gas Marketing Services segment manages various natural gas-related contracts, such as transportation, storage, and related hedges, and provides services to third-parties, such as producers.  It has joint venture agreement with Atlas Pipeline Partners LP., to own 1,800 miles of intrastate natural gas gathering lines in the Appalachian Basin servicing 6,900 wells.

2005	Closing Price	2006	Closing Price	2007	Closing Price	2008	Closing Price	2009	Closing Price	2010	Closing Price
January	16.81	January	23.84	January	26.99	January	31.97	January	14.15	January	20.84
February	18.83	February	21.57	February	26.97	February	36.02	February	11.30	February	21.54
March	18.81	March	21.39	March	28.46	March	32.98	March	11.38	March	23.10
April	17.02	April	21.93	April	29.50	April	35.50	April	14.10
May	18.41	May	22.60	May	31.76	May	38.04	May	16.78
June	19.00	June	23.36	June	31.62	June	40.31	June	15.61
July	21.24	July	24.25	July	32.25	July	32.05	July	16.69
August	22.44	August	24.63	August	31.00	August	30.89	August	16.44
September	25.05	September	23.87	September	34.06	September	23.65	September	17.87
October	22.30	October	24.43	October	36.49	October	20.97	October	18.85
November	21.50	November	27.76	November	34.71	November	16.22	November	19.89
December	23.17	December	26.12	December	35.78	December	14.48	December	21.08

1,000,000,000 Depositary Receipts

Utilities HOLDRSSM Trust

PROSPECTUS

April 15, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Article XIV, Section 2 of the Restated Certificate of Incorporation of Merrill Lynch, Pierce, Fenner & Smith Incorporated provides in effect that, subject to certain limited exceptions, Merrill Lynch, Pierce, Fenner & Smith Incorporated shall indemnify its directors and officers to the full extent authorized or permitted by law.

The directors and officers of Merrill Lynch, Pierce, Fenner & Smith Incorporated are insured under policies of insurance maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers.  In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated has entered into contracts with all of its directors providing for indemnification of such persons by Merrill Lynch, Pierce, Fenner & Smith Incorporated to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 16.  Exhibits.

See Index to Exhibits.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)           For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on April 15, 2010.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	*
Name:	Sallie L. Krawcheck
Title:	Co-Chief Executive Officer
Executive Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities indicated below on April 15, 2010.

Signature	Title

*	Co-Chief Executive Officer, Executive Vice President and Director
Sallie L. Krawcheck	(Principal Executive Officer)

*	Co-Chief Executive Officer, Executive Vice President and Director
Thomas K. Montag	(Principal Executive Officer)

*	Chief Financial Officer and Senior Vice President
Robert Qutub	(Principal Financial Officer and Principal Accounting Officer)

*	Executive Vice President and Director
Bruce R. Thompson
*By:
/s/ Liam B. O’Neil	Attorney-in-Fact
Liam B. O’Neil

INDEX TO EXHIBITS

Exhibits

*4.1
Standard Terms for Depositary Trust Agreements between Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee dated as of September 2, 1999, and included as exhibits thereto, form of Depositary Trust Agreement and form of HOLDRS, filed on May 8, 2000 as an exhibit to the registration statement filed on Form S-1 for Utilities HOLDRS.

*4.2
Amendment No. 2 to the Standard Terms for Depositary Trust Agreements, dated as of November 22, 2000, filed on November 28, 2000 as an exhibit to post-effective Amendment No. 1 to the registration statement on Form S-1 for Utilities HOLDRS.

*5.1	Opinion of Shearman & Sterling LLP regarding the validity of the Utilities HOLDRS Receipts, filed on May 8, 2000 as an exhibit to the registration statement filed on Form S-1 for Utilities HOLDRS.

*8.1
Opinion of Shearman & Sterling LLP, as special U.S. tax counsel, regarding the material federal income tax consequences, filed on May 8, 2000 as an exhibit to the registration statement filed on Form S-1 for Utilities HOLDRS.

*24.1	Power of Attorney (included in Part II of Registration Statement), filed on May 8, 2000 as an exhibit to the registration statement filed on Form S-1 for Utilities HOLDRS.

*24.2	Power of Attorney of Dominic A. Carone, filed on November 28, 2000 as an exhibit to post-effective Amendment No. 1 to the registration statement on Form S-1 for Utilities HOLDRS.

*24.3	Power of Attorney of John J. Fosina, E. Stanley O’Neal, George A. Schieren, Thomas H. Patrick and Dominic A. Carone.

*24.4	Power of Attorney of James P. Gorman, Arshad R. Zakaria and Carlos M. Morales.

*24.5	Power of Attorney of Candace E. Browning, Gregory J. Fleming, Do Woo Kim and Joseph F. Regan.

*24.6	Power of Attorney of Robert J. McCann and Joseph F. Regan.

*24.7	Power of Attorney of Daniel C. Sontag.

*24.8	Power of Attorney of Thomas K. Montag.

24.9	Power of Attorney of Sallie L. Krawcheck, Thomas K. Montag, Robert Qutub and Bruce R. Thompson.

* Previously filed.